Exhibit 99.1

News Release	FMC Technologies, Inc.
1803 Gears Road
Houston, TX 77067

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston Michael King	(281) 931-2513 (281) 931-2540

FMC Technologies Announces Executive Appointments

Robert L. Potter Named President

Douglas J. Pferdehirt Joins as EVP and Chief Operating Officer

Houston, Texas, July 30, 2012 – FMC Technologies, Inc. (NYSE:FTI) announced today that Robert L. Potter has been appointed President of the company. Potter assumes this responsibility from John T. Gremp who remains Chairman and Chief Executive Officer (CEO).

“Bob is an experienced and well-respected leader with a deep understanding of our markets and technologies,” said Gremp. “He has been integral to our company’s success and I look forward to working with him as President of our company to build on our leadership position in the industry.”

Potter previously served as Executive Vice President of Energy Systems with responsibility for the Subsea Technologies, Surface Technologies and Energy Infrastructure business segments, in addition to several support functions. He has been with the company since 1973.

FMC Technologies also announced that Douglas J. Pferdehirt has joined the company as Executive Vice President and Chief Operating Officer (COO), assuming responsibility for the company’s three operating business segments.

Pferdehirt has an extensive background in the oil and gas industry. Before joining FMC Technologies, he worked for Schlumberger Limited for 26 years in a number of leadership positions, including Executive Vice President of Corporate Development and Communication, and President of the Schlumberger Reservoir Production Group.

“With the record growth we have in our business, it is important to have talented and experienced leaders managing our operations,” said Gremp. “We are fortunate to have Doug join our leadership team as we continue to grow and work with our customers to solve their most difficult challenges.”

This leadership change is effective August 1, 2012. Potter and Pferdehirt will report to Gremp.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2012, the Company has approximately 16,100 employees and operates 27 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause our actual results to differ from those in the forward-looking statements include the Company’s ability to maintain its leadership position or continue its record growth in the business. For additional information regarding known material factors that could cause actual results to differ from projected results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as well as its other filings with the Securities and Exchange Commission. The Company cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

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